Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Avery Dennison Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $1.00 par value per share(1)	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(2)	(2)

	Equity	Preferred Stock, $1.00 par value per share(1)	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(2)	(2)

	Other	Depository Shares(1)	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(2)	(2)

	Debt	Debt Securities(1)	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(2)	(2)

	Other	Warrants(1)	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(2)	(2)

	Other	Purchase Contracts(1)	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(2)	(2)

	Other	Units(1)	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(2)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)	Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities.
(2)	The registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all of the registration fee.
(3)	An unspecified aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at unspecified prices.